Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 26, 2006, included in the proxy statement/prospectus/information statement that is made a part of the Registration Statement (Form S-4) of HB-PS Holding Company, Inc. for the registration of 2,746,700 shares of its Class A common stock.
/s/ Ernst & Young LLP
September 8, 2006

Richmond, Virginia